Exhibit 99.1

FS Bancorp, Inc. and 1st Security Bank Announce the Promotion of Phillip Whittington to Chief Financial Officer

Mountlake Terrace, WA, April 1, 2025 – FS Bancorp, Inc. (“Company”) (NASDAQ: FSBW), the holding company for 1st Security Bank of Washington (“1st Security Bank” or “Bank”) announced today that it has named Phillip Whittington as Chief Financial Officer of both the Bank and the Company effective May 1, 2025.   Matthew D. Mullet, who previously served as Chief Financial Officer and President will continue to serve as the President for both the Company and the Bank.

“We are delighted to announce Phil’s promotion to Chief Financial Officer,” said Joe Adams the Bank’s CEO.  “I am confident his knowledge of the Bank’s accounting, treasury management and financial reporting requirements makes him the ideal person for this position.”
Phillip Whittington has served as the Controller of the Bank since January 2020.  Prior to joining 1st Security Bank, he was as a manager at the accounting firm of Elliott Davis located in Columbia, South Carolina.  Mr. Whittington, a Certified Public Accountant, received his Bachelor of Science in Accounting from the College of Charleston and his Master of Accountancy from the University of South Carolina.
About 1st Security Bank of Washington
1st Security Bank offers a range of loan and deposit services primarily to small- and middle-market businesses and individuals in Washington and Oregon.  It operates through twenty-seven Bank branches, and one headquarters office that provide loan and deposit services, and loan production offices in various suburban communities in the greater Puget Sound area, the Kennewick-Pasco-Richland metropolitan area of Washington, also known as the Tri-Cities, and in Vancouver, Washington.  Additionally, the Bank services home mortgage customers throughout the Northwest predominantly in Washington State including Puget Sound, Tri-Cities and Vancouver.

Note Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate", "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that 1st Security expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the Securities and Exchange Commission reports of FS Bancorp, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

Contacts:

Joseph C. Adams
Chief Executive Officer

Matthew D. Mullet
President and Chief Financial Officer
(425) 771-5299
www.FSBWA.com